UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
____________________________________________________
FORM 8-K
___________________________________________________
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) March 22, 2013
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ALIGN TECHNOLOGY, INC.
_______________________________________________________________
(Exact Name of Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

0-32259	94-3267295
(Commission File Number)	(IRS Employer Identification No.)

2560 Orchard Parkway, San Jose, California	95131
(Address of Principal Executive Offices)	(Zip Code)
(408) 470-1000
(Registrant’s Telephone Number, Including Area Code)
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

Credit Agreement

On March 22, 2013, Align Technology, Inc., a Delaware corporation (the “Company”), entered into a Credit Agreement (the “Credit Agreement”) between the Company and Wells Fargo Bank, National Association, as lender (the “Lender”).

The Credit Agreement provides for a $50 million revolving credit facility, with a $10 million letter of credit sublimit, terminating on March 22, 2016 (the “Maturity Date”). Proceeds of loans made under the Credit Agreement may be used for working capital and general corporate purposes. No loans were made nor letters of credit issued under the Credit Agreement at closing.

The loans bear interest, at the Company's option, at a fluctuating rate per annum equal to the daily one-month adjusted LIBOR rate plus a spread of 1.75% or an adjusted LIBOR rate (based on one, three, six or twelve-month interest periods) plus a spread of 1.75%. The Company is also obligated to pay other customary fees for a credit facility of this size and type.

Interest is due and payable in arrears monthly for all loans. Principal, together with all accrued and unpaid interest, is due and payable on the Maturity Date. The Company may terminate all outstanding commitments at any time without premium or penalty, and prepay loans in whole or in part, in each case subject to certain conditions.

The Company's obligations under the Credit Agreement are guaranteed by certain of its subsidiaries meeting materiality thresholds set forth in the Credit Agreement.

The Credit Agreement contains customary affirmative and negative covenants, including covenants that limit or restrict the Company and its subsidiaries' ability to, among other things, incur indebtedness, grant liens, merge or consolidate, guarantee obligations, make investments, make acquisitions, enter into certain transactions with affiliates, pay dividends or make distributions and enter into restrictive agreements, in each case subject to certain exceptions set forth in the Credit Agreement. The Company is also required to maintain compliance with a quick ratio, a positive net income after taxes and a minimum deposit with the Agent or its affiliates, and to limit its annual capital expenditures.

The Credit Agreement includes customary events of default, including payment defaults, inaccuracy of representations and warranties, covenant defaults, cross default to material indebtedness and material agreements, bankruptcy and insolvency events, material judgment defaults and a change of control default. The occurrence of an event of default could result in the acceleration of the obligations under the Credit Agreement. Under certain circumstances, a default interest rate will apply on all obligations during the existence of an event of default under the Credit Agreement at a per annum rate equal to 2.00% above the applicable interest rate for any overdue principal.

A copy of the Credit Agreement is attached as Exhibit 10.1 and incorporated herein by reference.

ITEM 2.03 CREATION OF DIRECT FINANCIAL OBLIGATION UNDER AN OFF-BALANCE SHEET AGREEMENT OF REGISTRANT.

Credit Agreement

The information set forth under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporate herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit No.	Description
10.1	Credit Agreement, dated as of March 22, 2013, by and between Align Technology, Inc., as borrower, and Wells Fargo Bank, National Association, as lender.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALIGN TECHNOLOGY, INC.
March 27, 2013	By: /s/ Roger E. George
Roger E. George
Vice President, Corporate and Legal Affairs, General Counsel and Interim Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	Credit Agreement, dated as of March 22, 2013, by and between Align Technology, Inc., as borrower, and Wells Fargo Bank, National Association, as lender.